Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2017 RESULTS

•	8% growth in net sales driven by a strong volume increase of 7%

•	Net income of $11.9 million and earnings per diluted share of $0.89 include the impact of Houghton combination-related expenses

•	12% increase in non-GAAP earnings per diluted share to $1.24

July 27, 2017

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 8% to $201.2 million in the second quarter of 2017 compared to $186.9 million in the second quarter of 2016, driven by organic and acquisition volume growth of 5% and 2%, respectively. These strong volumes drove higher gross profit quarter-over-quarter, despite lower gross margin in the second quarter of 2017 primarily attributable to higher raw material costs. In addition, current quarter operating income benefited from the Company’s ability to maintain a relatively consistent level of selling, general and administrative expenses (“SG&A”) on the Company’s strong net sales growth.

The Company’s second quarter of 2017 net income was $11.9 million and its earnings per diluted share was $0.89 which includes $4.3 million, or $0.27 per diluted share, of expenses incurred related to the Company’s previously announced combination with Houghton International, Inc (“Houghton”). The Company’s second quarter of 2016 net income was $15.0 million and its earnings per diluted share was $1.13. Excluding combination-related expenses and other non-core items, the Company’s operating performance, coupled with a lower current quarter tax rate, drove non-GAAP earnings per diluted share to $1.24, a 12% increase compared to $1.11 in the prior year period. Also, the Company’s adjusted EBITDA of $28.0 million in the second quarter of 2017 represented a 1% increase compared to the second quarter of 2016. The Company was able to achieve these reported and non-GAAP results in the second quarter of 2017 despite a negative foreign exchange impact of approximately 1%, or $0.01 per diluted share. In addition, the Company had solid operating cashflows of $12.5 million in the second quarter of 2017, despite outflows of $9.4 million in the current quarter related to certain Houghton combination-related expenses.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our second quarter results, despite higher raw material costs which continued to increase more than we had expected in the quarter. We were able to grow our organic volumes by 5% on continued market share gains, as well as from increased production in some of our end markets. While our gross margins declined due to raw material price increases, we were able to partially offset this decline with savings realized from our previously announced restructuring program and other cost streamlining initiatives. Overall, we achieved a 1% increase in adjusted EBITDA and a 12% increase in non-GAAP earnings. ”

Mr. Barry continued, “Looking forward, we expect our gross margins to trend upwards over the next two quarters, gradually heading back to our 37% target. We remain committed to our strategy and believe our ability to take market share and leverage our past acquisitions will continue to help offset market challenges. Our 2017 plans continue to indicate growth in both the top line and bottom line, excluding Houghton-related costs, with earnings growth in all regions. Overall, I continue to remain confident in our future and expect 2017 to be another good year for Quaker, as we expect to increase non-GAAP earnings and adjusted EBITDA for the eighth consecutive year. In addition, we believe our previously announced combination with Houghton will create long-term sustainable value for our customers and shareholders, and remains on track to close by the end of the year or the first quarter of 2018.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Second Quarter of 2017 Summary

Net sales in the second quarter of 2017 were $201.2 million compared to $186.9 million in the second quarter of 2016. The $14.3 million or 8% increase in net sales was primarily due to a 5% increase in organic volumes, a 2% increase from acquisitions and a 2% increase due to price and product mix, partially offset by a negative impact from foreign currency translation of 1% or $2.3 million.

Gross profit in the second quarter of 2017 increased $0.4 million or 1% from the second quarter of 2016, primarily due to the increase in sales volumes, noted above, largely offset by a lower gross margin of 35.7% in the second quarter of 2017 compared to 38.2% in the prior year quarter. The decrease in the Company’s gross margin quarter-over-quarter was attributable to the timing of certain raw material cost changes versus related sales price adjustments and changes in the mix of products sold. The prior year second quarter gross margin benefited from a generally declining raw material cost environment, whereas the second quarter of 2017 was negatively impacted by a generally rising raw material cost environment.

SG&A increased $0.9 million during the second quarter of 2017 compared to the second quarter of 2016 due to the net impact of several factors. Specifically, the Company’s SG&A increased as a result of higher labor-related costs, primarily due to annual compensation increases and the timing of certain incentive compensation accruals, and additional SG&A associated with the Company’s fourth quarter of 2016 Lubricor Inc. acquisition. These were partially offset by decreases to SG&A as a result of foreign currency translation and certain cost savings efforts, including the Company’s 2015 global restructuring program.

During the second quarter of 2017, the Company incurred $4.3 million or $0.27 per diluted share of expenses related to its previously announced combination with Houghton, including certain legal, regulatory, environmental, financial, and other advisory and consultant expenses related to due diligence, integration planning and the financing associated with the Combination. There were no similar combination-related expenses incurred in the second quarter of 2016.

Operating income in the second quarter of 2017 was $17.9 million compared to $22.7 million in the second quarter of 2016. The decrease in operating income was primarily due to the Houghton combination expenses, noted above.

Other expense, net, was $1.6 million in the second quarter of 2017 compared to $0.3 million in the second quarter of 2016. The increase in other expense was primarily driven by a settlement charge of $1.9 million or $0.09 per diluted share as a result of the Company’s decision to offer lump sum settlements of its U.S. pension plan obligation to vested and terminated participants during the second quarter of 2017. This settlement charge was partially offset by higher foreign currency transaction gains realized in the second quarter of 2017 compared to the second quarter of 2016, as well as higher receipts of local municipality-related grants in one of the Company’s regions quarter-over-quarter.

Interest expense and interest income were relatively consistent quarter-over-quarter.

The Company’s effective tax rates for the second quarters of 2017 and 2016 were 26.2% and 32.6%, respectively. The Company’s second quarter of 2017 effective tax rate includes the favorable impact of an accounting standard that was adopted in the current year. Comparatively, the second quarter of 2016 effective tax rate was elevated, as it reflected earnings taxed at one of the Company’s subsidiaries at a statutory rate of 25% while awaiting recertification of a concessionary 15% tax rate, which the Company received and recorded the full year benefit of during the fourth quarter of 2016. This concessionary tax rate was available to the Company during the second quarter of 2017.

Equity in net income of associated companies (“equity income”) was consistent quarter-over-quarter, as higher earnings from the Company’s interest in a captive insurance company were offset by a currency conversion charge associated with the Company’s Venezuela affiliate due to the significant devaluation of the Venezuelan bolivar fuerte experienced during second quarter of 2017.

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The Company’s net income attributable to noncontrolling interest was consistent quarter-over-quarter.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte, noted above, negatively impacted the Company’s second quarter of 2017 earnings by approximately 1%, or $0.01 per diluted share.

Year-to-Date 2017 Summary

Net sales in the first six months of 2017 were $396.1 million compared to $365.0 million in the first six months of 2016. The $31.1 million or 9% increase in net sales was primarily due to a 7% increase in organic volumes, a 2% increase from acquisitions and a 2% increase due to price and product mix, partially offset by a negative impact from foreign currency translation of approximately 2% or $5.0 million.

Gross profit in the first six months of 2017 increased $3.3 million or 2% from the first six months of 2016, primarily due to the increase in sales volumes, noted above, partially offset by a lower gross margin of 36.0% in the first six months of 2017 compared to 38.2% in the same prior year period. Consistent with the results noted above for the quarter, the decrease in the Company’s gross margin during the first six months of 2017 was attributable to the timing of certain raw material cost increases and the Company’s related sales price adjustments and changes in product mix.

SG&A increased $0.8 million in the first six months of 2017 compared to the prior year period due to similar factors noted in the second quarter of 2017 summary, above. Specifically, SG&A increased due to the Company’s prior year Lubricor Inc. acquisition and overall labor related costs, partially offset by foreign currency translation and the Company’s past cost savings efforts.

During the first six months of 2017, the Company incurred $13.4 million or $0.95 per diluted share of expenses related to its previously announced combination with Houghton, noted above. There were no similar combination-related expenses incurred in the first six months of 2016.

Operating income in the first six months of 2017 was $31.7 million compared to $42.5 million in the first six months of 2016. The decrease in operating income was primarily due to the Houghton combination expenses along with slightly higher levels of SG&A not related to the Houghton combination, which more than offset gross profit increases on strong volume growth, noted above.

Other expense was $1.7 million in the first six months of 2017 compared to $0.2 million in the first six months of 2016. The increase in other expense was primarily driven by the U.S. pension plan settlement charge during the second quarter of 2017, noted above.

Interest expense was relatively consistent year-over-year. Interest income was $0.2 million higher in the first six months of 2017 compared to the first six months of 2016, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the first six months of 2017 and 2016 were 37.4% and 32.5%, respectively. The Company’s first six months of 2017 effective tax rate was higher due to the impact of certain non-deductible Houghton combination-related expenses partially offset by the favorable impact of the accounting standard adoption, noted above. The first six months of 2016 effective tax rate was elevated due to the temporary inflated rate at one of the Company’s subsidiaries, noted above.

Equity income increased $0.9 million in the first six months of 2017 compared to the first six months of 2016. The increase was primarily due to higher earnings from the Company’s interest in a captive insurance company in the current year.

The Company had a $0.3 million increase in net income attributable to noncontrolling interest in the first six months of 2017 compared to the first six months of 2016, primarily due to an increase in performance from certain consolidated affiliates in the Company’s Asia/Pacific region.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte, noted above, negatively impacted the Company’s first six months of 2017 earnings by approximately 2%, or $0.05 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $12.5 million in the second quarter of 2017 increased its year-to-date net operating cash flow to $20.8 million, as compared to $36.0 million in the first six months of 2016. The decrease in net operating cash flow was primarily due to $10.1 million of Houghton combination-related payments in the current year and higher cash invested in the Company’s working capital as a result of the Company’s operating performance and sales volume growth. In addition, the Company paid a $4.6 million cash dividend during the second quarter of 2017, increasing its total dividends paid to $9.2 million in the first six months of 2017, which represents a $0.7 million increase in cash dividends paid year-over-year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at June 30, 2017 by $24.2 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which is estimated to be approximately $690 million. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at signing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions as of June 30, 2017. Funding of the syndicated bank agreement is contingent upon closing of the Combination, and the Company will only incur interest costs to maintain the banks’ committed capital until closing. In addition, the issuance of the Company’s shares at closing of the Combination is subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange. The Company expects to seek such approval of the share issuance at a meeting of the Company’s shareholders in the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. During July 2017, the Company received regulatory approval from China. Depending on the shareholder and regulatory approvals noted above, as well as other customary terms and conditions set forth in the share purchase agreement, Quaker still estimates closing of the Combination to occur either in the fourth quarter of 2017 or the first quarter of 2018.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.89	$1.13	$1.42	$2.11
Equity income in a captive insurance company per diluted share	(0.04)	(0.02)	(0.08)	(0.03)
Houghton combination-related expenses per diluted share	0.27	—	0.95	—
U.S. pension plan settlement charge per diluted share	0.09	—	0.09	—
Cost streamlining initiative per diluted share	—	—	0.01	—
Currency conversion impacts of the Venezuelan bolivar fuerte per diluted share	0.03	—	0.03	0.01
Non-GAAP earnings per diluted share	$1.24	$1.11	$2.42	$2.09

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income attributable to Quaker Chemical Corporation	$11,906	$15,015	$18,898	$27,961
Depreciation and amortization	5,007	4,986	9,937	9,920
Interest expense	780	727	1,436	1,468
Taxes on income before equity in net income of associated companies	4,224	7,238	11,089	13,543
Equity income in a captive insurance company	(435)	(303)	(1,027)	(355)
Houghton combination-related expenses	4,338	—	13,413	—
U.S. pension plan settlement charge	1,860	—	1,860	—
Cost streamlining initiative	—	—	286	—
Currency conversion impacts of the Venezuelan bolivar fuerte	340	—	340	88
Adjusted EBITDA	$28,020	$27,663	$56,232	$52,625
Adjusted EBITDA margin (%)	13.9%	14.8%	14.2%	14.4%

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors, including those related to the previously announced Houghton combination, could also adversely affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2016, and in our quarterly and other reports filed from time to time with the Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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Additional Information and Where to Find It

In connection with the proposed Combination, Quaker Chemical will file a proxy statement with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Quaker Chemical with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the proxy statement, once available, and of Quaker Chemical’s other filings with the Commission may also be obtained from the Company by directing a request to:  Victoria K. Gehris, Investor Relations, +1.610.832.4246.

Quaker Chemical and its directors, executive officers and other members of its management may solicit proxies from its shareholders in favor of the transaction. Information concerning such persons who may be considered participants in the solicitation of Quaker Chemical’s shareholders under the rules of the Commission will be set forth in the definitive proxy statement to be filed by Quaker with the Commission in connection with the transaction.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2017 results is scheduled for July 28, 2017 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$201,183	$186,915	$396,092	$364,992

Cost of goods sold	129,348	115,514	253,370	225,610

Gross profit	71,835	71,401	142,722	139,382
%	35.7%	38.2%	36.0%	38.2%

Selling, general and administrative expenses	49,594	48,700	97,648	96,843
Combination-related expenses	4,338	-	13,413	-

Operating income	17,903	22,701	31,661	42,539
%	8.9%	12.1%	8.0%	11.7%

Other expense, net	(1,571)	(337)	(1,676)	(235)
Interest expense	(780)	(727)	(1,436)	(1,468)
Interest income	540	545	1,063	893
Income before taxes and equity in net income of associated companies	16,092	22,182	29,612	41,729

Taxes on income before equity in net income of associated companies	4,224	7,238	11,089	13,543
Income before equity in net income of associated companies	11,868	14,944	18,523	28,186

Equity in net income of associated companies	473	461	1,432	563

Net income	12,341	15,405	19,955	28,749

Less: Net income attributable to noncontrolling interest	435	390	1,057	788

Net income attributable to Quaker Chemical Corporation	$11,906	$15,015	$18,898	$27,961
%	5.9%	8.0%	4.8%	7.7%

Share and per share data:
Basic weighted average common shares outstanding	13,195,053	13,126,134	13,185,627	13,121,470
Diluted weighted average common shares outstanding	13,240,279	13,144,713	13,230,937	13,136,653

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.90	$1.13	$1.42	$2.11
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.89	$1.13	$1.42	$2.11

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$98,821	$88,818
Accounts receivable, net	201,529	195,225
Inventories, net	87,882	77,082
Prepaid expenses and other current assets	21,466	15,343
Total current assets	409,698	376,468

Property, plant and equipment, net	86,727	85,734
Goodwill	84,762	80,804
Other intangible assets, net	74,406	73,071
Investments in associated companies	24,513	22,817
Non-current deferred tax assets	20,742	24,382
Other assets	29,412	28,752
Total assets	$730,260	$692,028

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$736	$707
Accounts and other payables	91,461	82,164
Accrued compensation	14,459	19,356
Accrued restructuring	-	670
Other current liabilities	27,732	24,514
Total current liabilities	134,388	127,411
Long-term debt	73,896	65,769
Non-current deferred tax liabilities	12,458	12,008
Other non-current liabilities	69,924	74,234
Total liabilities	290,666	279,422

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2017- 13,309,966 shares; 2016 - 13,277,832 shares	13,310	13,278
Capital in excess of par value	113,747	112,475
Retained earnings	374,001	364,414
Accumulated other comprehensive loss	(72,938)	(87,407)
Total Quaker shareholders' equity	428,120	402,760
Noncontrolling interest	11,474	9,846
Total equity	439,594	412,606
Total liabilities and equity	$730,260	$692,028

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Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities
Net income	$19,955	$28,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,333	6,331
Amortization	3,604	3,589
Equity in undistributed earnings of associated companies, net of dividends	(1,301)	(488)
Deferred compensation and other, net	268	3,609
Stock-based compensation	2,245	3,423
(Gain) loss on disposal of property, plant and equipment and other assets	(28)	45
Insurance settlement realized	(446)	(614)
Combination-related expenses, net of payments	3,306	-
Pension and other postretirement benefits	(439)	(2,896)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	790	3,801
Inventories	(7,881)	(2,387)
Prepaid expenses and other current assets	(4,686)	(3,164)
Accounts payable and accrued liabilities	(213)	(1,642)
Restructuring liabilities	(675)	(2,330)
Net cash provided by operating activities	20,832	36,026

Cash flows from investing activities
Investments in property, plant and equipment	(5,242)	(4,377)
Payments related to acquisitions, net of cash acquired	(5,363)	(3,284)
Proceeds from disposition of assets	43	48
Insurance settlement interest earned	21	16
Change in restricted cash, net	425	598
Net cash used in investing activities	(10,116)	(6,999)

Cash flows from financing activities
Proceeds from long-term debt	6,753	1,736
Repayments of long-term debt	(373)	(286)
Dividends paid	(9,167)	(8,480)
Stock options exercised, other	(941)	(95)
Payments for repurchase of common stock	-	(5,859)
Excess tax benefit related to stock option exercises	-	136
Net cash used in financing activities	(3,728)	(12,848)

Effect of exchange rate changes on cash	3,015	(987)
Net increase in cash and cash equivalents	10,003	15,192
Cash and cash equivalents at the beginning of the period	88,818	81,053
Cash and cash equivalents at the end of the period	$98,821	$96,245